Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-150501
333-150501-01
333-150501-02
333-150501-03
333-150501-04
333-150501-05
333-150501-06
333-150501-07
333-150501-08
333-150501-09
333-150501-10
333-150501-11
333-150501-12
333-150501-13
333-150501-14
333-150501-15

POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

POWERSHARES DB ENERGY FUND

POWERSHARES DB OIL FUND

POWERSHARES DB PRECIOUS METALS FUND

POWERSHARES DB GOLD FUND

POWERSHARES DB SILVER FUND

POWERSHARES DB BASE METALS FUND

POWERSHARES DB AGRICULTURE FUND

DB MULTI-SECTOR COMMODITY MASTER TRUST

DB ENERGY MASTER FUND

DB OIL MASTER FUND

DB PRECIOUS METALS MASTER FUND

DB GOLD MASTER FUND

DB SILVER MASTER FUND

DB BASE METALS MASTER FUND

DB AGRICULTURE MASTER FUND

SUPPLEMENT DATED APRIL 8, 2009 TO

PROSPECTUS DATED JULY 14, 2008

This Supplement updates certain information relating to DB Commodity Services LLC, contained in the Prospectus dated July 14, 2008, as supplemented from time-to-time (the “Prospectus”) of PowerShares DB Multi-Sector Commodity Trust (the “Trust”), PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, PowerShares DB Silver Fund, PowerShares DB Base Metals Fund, PowerShares DB Agriculture Fund (the “Funds”), DB Multi-Sector Commodity Master Trust, DB Energy Master Fund, DB Oil Master Fund, DB Precious Metals Master Fund, DB Gold Master Fund, DB Silver Master Fund, DB Base Metals Master Fund and DB Agriculture Master Fund. All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Funds should review carefully the contents of both this Supplement and the Prospectus.

1.        The initial paragraph under the sub-heading “Principals and Key Employees” on page 119 of the Prospectus is hereby deleted and replaced, in its entirety, by the following:

“Hans Ephraimson, Michael Gilligan and Martin Kremenstein serve as the Chief Executive Officer, Principal Financial Officer, and Chief Operating Officer, Chief Investment Officer and Vice President of the Managing Owner, respectively.”

2.        The second paragraph under the sub-heading “Principals and Key Employees” on page 119 of the Prospectus is hereby deleted and replaced, in its entirety, by the following:

“The Managing Owner is managed by a Board of Managers. The Board of Managers is comprised of Messrs. Ephraimson, Kremenstein and Alex Depetris.”

3.        The biographies of Kevin Rich and Hans Ephraimson set forth on page 119 of the Prospectus are hereby deleted and the biography of Hans Ephraimson is replaced, in its entirety, as set forth below:

“Hans Ephraimson joined Deutsche Bank AG in June 1986 and is a Managing Director in the North American Structured Sales and Global Markets Investment Products Group. Mr. Ephraimson has also been a Desk Head for foreign exchange in Deutsche Bank AG’s Institutional Clients Group for North America since January 1999. Mr. Ephraimson serves as a member of the Board of Managers and Chief Executive Officer of the Managing Owner. Mr. Ephraimson has been a principal of the Managing Owner since July 9, 2008 and, as of April 8, 2009, will serve as an associated person of the Managing Owner, subject to final approval by the NFA. Mr. Ephraimson received his Bachelors of Science from Syracuse University in 1986 and an MBA from Columbia University in 1995.”

4.        The biography of Alex Depetris is hereby inserted, in its entirety, on page 119 of the Prospectus immediately following the biography of Martin Kremenstein, as set forth below:

“Alex Depetris joined Deutsche Bank AG in June 2008 and serves as a Vice President in the Global Markets Investment Products Group with responsibility for providing currency and commodity-based investor solutions to the DB sales force in the Americas. As of April 8, 2009, Mr. Depetris will serve as an associated person and a principal of the Managing Owner and will become a member of the NFA, subject to final approval by the NFA. From December 2006 to May 2008, Mr. Depetris was an associate with the law firm of Arnold & Porter LLP in New York, and prior to that he was an associate with the law firm Sullivan & Worcester LLP in Boston, Massachusetts from September 2005 through November 2006. Mr. Depetris received his J.D. from Boston University School of Law in 2005 and his Bachelors of Science in Finance from University of Maryland, College Park in 2002.”

* * * * * * * * * * * * * * * * * * *

All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

DB COMMODITY SERVICES LLC

Managing Owner